Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

UPDATED INVESTOR PRESENTATION TO BE POSTED TO WEB SITE

HOUSTON – June 20, 2019 – VAALCO Energy, Inc. (NYSE: EGY) today announced that its Board of Directors has authorized a stock repurchase program under which the Company can repurchase up to $10 million of the currently outstanding shares of the Company’s common stock, over a period of 12 months through open market purchases, privately-negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934.

The Board also authorized the Company to establish “Rule 10b5-1 trading plans.”  Rule 10b5-1 trading plans allow companies to repurchase shares at times when they might otherwise be prevented from doing so by securities laws or because of self-imposed trading blackout periods.  Under any Rule 10b5-1 trading plan, the Company’s third-party broker, subject to Securities and Exchange Commission regulations regarding certain price, market, volume and timing constraints, would have authority to purchase the Company’s common stock in accordance with the terms of the plan.

Cary Bounds, Chief Executive Officer, commented, “We are pleased to announce a share repurchase program that allows us to return value to our shareholders.  This action underscores our confidence in the strength of our balance sheet, quality of our assets and our ongoing ability to generate free cash flow.  At recent market price levels, we believe the repurchase program is an excellent opportunity to buy our common shares at a significant discount to their intrinsic value and are an attractive investment.  We can execute this buyback program and also continue forward with our planned 2019-2020 drilling program at Etame due to our strong cash flow from operations and overall financial position.”

The actual timing, number and value of shares repurchased under the stock repurchase program will depend on a number of factors, including constraints specified in any Rule 10b5-1 trading plans, price, general business and market conditions, and alternative investment opportunities. The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time. Payment for shares repurchased under the program will be funded using the Company's cash on hand.

NEW INVESTOR PRESENTATION

VAALCO also commented that an updated investor presentation will be posted to its web site, www.vaalco.com, in the Investor Relations section under Webcasts/Presentations on Friday morning, June 21, 2019.

FORWARD LOOKING STATEMENT

This report contains forward-looking information, as that term is defined under the Exchange Act, including information regarding purchases by the Company of its common stock pursuant to any Rule 10b5-1 trading plans. By their nature, forward-looking information and statements are subject to risks, uncertainties, and contingencies, including changes in price and volume and the volatility of the Company’s common stock; adverse developments affecting either or both of prices and trading of exchange-traded securities, including securities listed on the New York Stock Exchange; and unexpected or otherwise unplanned or alternative requirements with respect to the capital investments of the Company. The Company does not undertake to update any forward looking statements or information, including those contained in this report.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Al Petrie 713-543-3422